CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

         We have issued our report dated January 19, 1999 accompanying the consolidated financial statements of JeffBanks, Inc. and Subsidiaries appearing in the 1998 Annual Report of the Company to its shareholders included in the Annual Repport on Form 10-K for the year ended December 31, 1998 which is incorporated by reference in this Joint Proxy Statement-Prospectus. We consent to the incorporation by reference in the Joint Proxy Stateent-Prospectus of the aforementioned report and to the use of our name, as it appears under the caption "Experts."


GRANT THORNTON LLP

Philadelphia, Pennsylvania
August 9, 1999